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                                                                   EXHIBIT 23.1

                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Phone.com, Inc.:

  We consent to the inclusion herein of our report dated July 19, 2000, except as to Note 10, which is as of August 11, 2000, with respect to the consolidated balance sheets of Phone.com, Inc. and subsidiaries as of June 30, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2000, and the related financial statement schedule, which report appears in this registration statement on Form S-4 of Phone.com, Inc. We also consent to the references to our firm under the headings "Phone.com Selected Historical Consolidated Financial Data" and "Experts".

                                          /s/ KPMG LLP

Mountain View, California
August 28, 2000